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Exhibit 21.1

SUBSIDIARIES

        THE FOLLOWING IS A LIST OF THE COMPANY'S SUBSIDIARIES:

NAME	ORGANIZED UNDER LAWS OF
Dataskills, Inc.	Massachusetts
Keane Federal Systems, Inc.	Delaware
Keane Canada, Inc.	Canada
169963 Canada, Inc.	Canada
Keane Securities Corporation	Massachusetts
Keane Australia Pty Ltd.	Australia
Keane Australia Micropayment Consortium Pty Ltd.	Australia
Keane UK Ltd.	United Kingdom
Keane Ltd.	United Kingdom
Keane Care, Inc	Washington
Keane India Holdings, Inc.	Delaware
Keane Mauritius Ltd. One	Mauritius
Keane Mauritius Ltd. Two	Mauritius
Keane India Ltd.	India
Keane Worldzen, Inc.	Delaware
Keane Inc. PAC	Delaware
Keane Foundation, Inc.	Massachusetts
Keane Delaware Corporation	Delaware
Keane General Partnership	Massachusetts
Keane Massachusetts, LLC	Massachusetts

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  Exhibit 21.1
  SUBSIDIARIES